December 22, 2020

David Muscato
VIA E-MAIL

Dear Dave:
Primo Water Corporation (the “Primo”) recently amended and restated its Severance and Non-Competition Plan (the “Plan”). We believe the amendments made to the Plan are generous and would like to offer you the opportunity to become a participant in the Plan. However, the terms of your June 15, 2020 Offer Letter with the DS Services of America (“Offer Letter”), a subsidiary of Primo, already provide you with certain defined severance benefits (i.e., 9 months of your annual base salary) if your employment is terminated by DS Services of America (the “Company”) without Cause (other than for reason of disability) or by you for Good Reason. (See Section 4.2 of Offer Letter.) For that reason, your participation in the Plan would be in lieu of the severance benefits currently provided for in your Offer Letter.
As amended and restated, the Plan provides tiered benefits, based on a severance multiplier of a participant’s current base salary plus target bonus. As a participant, you would be eligible as a “Level 2 Employee”, which has a severance multiplier of 1.25, and the other benefits (e.g., outplacement services) set forth in the Plan. (A copy of the amended and restated Plan is attached hereto.)
Should you elect to accept the Company’s offer to participate in the Plan, your Offer Letter will be amended such that, upon your execution of this letter agreement, Sections 4.2 and 7.4 of your Offer Letter shall be deleted and replaced with the language below:
4.2. Involuntary Termination. You shall be entitled to the benefits of and be bound by the obligations under the Amended and Restated Severance and Non-Competition Plan (the “Severance and Non-Competition Plan”) as a “Level 2 Employee” in the event your employment terminates as a result of an Involuntary Termination (as defined in the Severance and Non-Competition Plan).
7.4. Non-Competition and Non-Solicitation.

(a)You shall be bound by the restrictive covenants contained in the Severance and Non-Competition Plan (a copy of which is attached).

(b)Nothing in this Offer Letter shall prohibit or restrict you from holding or becoming beneficially interested in up to one (1%) percent of any class of securities in any company provided that such class of securities are listed on a recognized stock exchange in Canada or the United States.

(c)If you are at any time in violation of any restrictive covenant contained in the Severance and Non-Competition Plan, then each time limitation set forth in the restrictive covenant at issue shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company or Primo seeks injunctive relief from any such violation, then the covenants set forth shall be extended for a period of time equal to the pendency of the proceeding in which relief is sought, including all appeals therefrom.

All other terms and conditions of your Offer Letter shall remain unchanged, provided that if there is any conflict between a term in the Offer Letter and the Severance and Non-Competition Plan, you agree that Primo and the Company may resolve such conflict by applying the term providing greater protection to Primo and the Company and their interests.

A copy of the amended and restated Plan is attached. Should you accept the terms of this letter agreement, please acknowledge your understanding and agreement by signing below.

Yours truly,

Thomas Harrington
Chief Executive Officer

I wish to participate in the Plan. I acknowledge and agree that Sections 4.2 and 7.4 of my Offer Letter have been amended as described in this letter and that all other terms of my Offer Letter remain unchanged.

__________________________________                ____________
David Muscato                            Date

Exhibit A Definitions
“Affiliate” shall mean, with respect to any person or entity (herein the “first party”), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise.

“Business” shall mean the business of manufacturing, selling or distributing water (including but not limited to exchange and refill), coffee, tea, powdered beverages, water dispensers, water filtration units and other beverages or products manufactured, sold or distributed by Primo Water Corporation or its Affiliates at the time of termination of your employment, as well as such other beverages or products that are contemplated or projected to contribute materially to the profits of Primo Water Corporation or its subsidiaries and Affiliates at the time of termination of your employment.

“Cause” shall mean your:
1.willful failure to properly carry out your duties and responsibilities or to adhere to the policies of the Company and, if applicable, its Affiliates (including Primo) after written notice by the Company of the failure to do so, and such failure remaining uncorrected following an opportunity for you to correct the failure within ten (10) days of the receipt of such notice;
2.theft, fraud, embezzlement, self dealing, dishonesty or misappropriation, or the gross negligence or willful misconduct, involving the property, business or affairs of the Company or its Affiliates (including Primo), or in the carrying out of your duties, including, without limitation, any material breach of the representations, warranties and covenants contained in any written agreement with the Company, Primo or its Affiliates;
3.conviction of or plea of guilty, plea of nolo contendore or no contest for any felony or any criminal offence that involves fraud, dishonesty, theft, violence or moral turpitude;
4.breach of a fiduciary duty owed to the Company or any of its Affiliates (including Primo);
5.refusal to follow the lawful written reasonable and good faith direction of the Company’s Board of Directors or Primo’s Chief Executive Officer; provided such written directions are consistent with your position as the President, North America;
6.intentional misconduct in connection with working for the Company, or intentional misconduct outside of work that harms or is likely to harm the Company or its reputation;
7.misrepresentation of your educational or professional experience; or
8.any act that causes the Company to violate any applicable laws or regulations.

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“Disability” shall mean any incapacity or inability by you, including any physical or mental incapacity, disease, illness or affliction, which has prevented or which will likely prevent you from performing the essential duties of your position, with or without reasonable accommodation, for six (6) consecutive months or for any cumulative period of one hundred and twenty-five (125) business days (whether or not consecutive) in any two (2) -year period.
“Good Reason” shall mean any of the following:
(a)a material diminution in your title, authority, duties and responsibilities; unless such diminution is effected with your approval;

(b)a reduction in your then-current Annual Base Salary or target bonus opportunity as a percentage of Annual Base Salary, unless such reduction is made applicable to all Company senior executives; or
(c)a material breach by the Company of any provisions of this Offer Letter.
You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, provided, that no termination for Good Reason based on such circumstances shall occur more than one hundred eighty (180) days after the initial existence of such Good Reason event. Upon receiving such notice, the Company shall have 30 days to cure the specific circumstances alleged to constitute Good Reason. Your failure to (i) provide the Company with written notice detailing the specific circumstances alleged to constitute Good Reason within ninety
(90) days after the first occurrence of such circumstances, or (ii) terminate for Good Reason within one hundred eighty (180) days from the first occurrence of such event, shall in either case be deemed your irrevocable waiver of any claim that such circumstances may constitute “Good Reason,” but shall not prevent you from terminating for Good Reason in accordance with the terms of this Offer Letter based on different or new circumstances constituting Good Reason.
“Territory” shall mean (a) the United States, (b) Canada, (c) such other countries in which the Company, Primo and/or their subsidiaries then currently conduct the Business or in which the Company or Primo plans to conduct the Business within the subsequent twelve (12) months, and
(d)the remainder of the world.

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Exhibit B

Form of Release
SEPARATION AGREEMENT AND GENERAL RELEASE

(TO BE SIGNED NO EARLIER THAN YOUR EFFECTIVE TERMINATION DATE)

This Separation Agreement and General Release (the “Agreement”) is entered into by and between David Muscato (“Associate”) and DS Services of America, Inc. (the “Company”). This Agreement constitutes the complete and final settlement of any and all disputes arising from or relating to Associate’s employment with the Company and any claims or actions Associate has brought or could have brought against the Company or the RELEASEES (as defined below). This Agreement must be returned by Associate no later than     .

W I T N E S S E T H:

WHEREAS, Associate and the Company wish to sever their employment relationship and resolve any and all claims or potential claims that Associate may have against the Company or the RELEASEES, as defined below, from the beginning of time through the Effective Date of this Agreement;

WHEREAS, the Company expressly denies any wrongdoing whatsoever including, but not limited to, any conduct with respect to any aspect of Associate’s employment, attendant employment benefits and/or termination of employment and any violation of any federal, state or local statute, ordinance or law which pertains to employment and/or attendant employment benefits;

WHEREAS, the parties intend for this Agreement to be agreed upon in full accord and satisfaction of any and all of the Company’s obligations or requirements created by or referenced in Associate’s Offer Letter dated     , 2020 (the “Offer Letter”) accepted by Associate; and

WHEREAS, Associate, with full and fair opportunity and advisement to consult with an attorney of Associate’s choosing, and the Company reached an amicable and final resolution of all claims of Associate against the Company in order to avoid the expense and inconvenience of any litigation or further proceedings.

NOW, THEREFORE, in consideration of the obligations upon Associate and the Company as set forth in this Agreement and in full settlement of any claims that Associate has, had, may have or may have had against RELEASEES (as defined below) as specifically set forth herein, Associate and the Company agree to the following:
i.Consideration to Associate: Contingent upon full execution by the parties, including Associate timely returning to the Company an executed and notarized original or copy of this Agreement
– without revoking it – the Company will provide Associate the following consideration, which will be paid within thirty (30) days of the Effective Date (as defined below):

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1.The    Company    will    pay    Associate    the    gross    amount    of
     ($     .     ), less appropriate withholdings

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and/or payroll deductions, which is intended to represent back or future wages claimed by Associate as well as consideration for Associate’s general release and agreement to confidentiality, non-disparagement, restrictive covenants, and permanent separation of employment with no re-hire (the “Separation Payment”). Associate understands that a Form W-2 will be issued to Associate for the payment received under this Paragraph 1(a).

1.[INSERT OTHER AS APPLICABLE]

i.Tax Indemnity and Cooperation:

1.Associate agrees to and hereby does indemnify and hold harmless the Company and RELEASEES from and against any and all tax liabilities, interest and penalties that may be assessed or incurred as a result of not withholding monies or issuing or reporting payments made under Paragraph 1 above including, but not limited to, liability for payroll taxes or deductions, income withholding taxes, including federal, state or local income taxes, social security taxes, federal state or local unemployment or disability premium payments or taxes, or any other taxes which customarily are withheld from or paid with respect to wages, or any other liens, judgments, interest and/or penalties incurred on the monies paid pursuant to this Agreement or owing to, or for the satisfaction of, any liens or judgments against Associate (which Associate affirmatively represents do not exist), except that Associate shall not be liable for any contributions of FICA assessed against the Company. Associate will not be liable for the Employer’s normal share of payroll taxes or deductions, but will agree to be liable for penalties and interest if required by the IRS.

2.Within thirty (30) days after the Company and/or any RELEASEE notifies Associate or Associate’s attorneys that the Company and/or any RELEASEE has been determined to have incurred any liability including, but not limited to, liability for payroll taxes or deductions, income withholding taxes, including federal, state or local income taxes, social security taxes, federal state or local unemployment or disability premium payments or taxes, or any other taxes which customarily are withheld from or paid with respect to wages, or any other liens, judgments, interest and/or penalties incurred because of any payment made to Associate and/or Associate’s attorneys, Associate shall pay to the Company an amount equal to the liability, interest, penalty and/or costs incurred by the Company or any other RELEASEE.

3.Associate agrees to complete and to provide to the Company within a reasonable time (not to exceed 14 days of the Company’s request for the same) any documentation requested by the Company related to tax inquiries, audits and/or reporting including, but not limited to, Form(s) 4669 or any other forms or statements requested, attesting that Associate reported the Separation Payment on Associate’s tax return for the appropriate tax filing year and paid the appropriate federal income tax on such Separation Payment.

ii.General Release and Dismissal of Claims: In exchange for the promises and payments made by the Company and Associate as outlined in this Agreement, the parties further agree as follows:

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1.Associate hereby warrants, represents and certifies that Associate has not filed or instituted (and, no person or agency has filed or instituted on Associate’s behalf and/or at Associate’s direction – and if filed not at Associate’s direction, Associate will seek dismissal of) any complaints,

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lawsuits, actions, causes of action, in law or equity, administrative charges, claims, controversies, demands, grievances and/or proceedings whatsoever against any RELEASEE (as defined below), in any forum including, but not limited to, any federal, state and local court, the New York Stock Exchange (“NYSE”), the National Association of Securities Dealers (“NASD”), the Connecticut Commission on Human Rights and Opportunities, the Connecticut Department of Labor, the Georgia Commission on Equal Opportunity, the Georgia Department of Labor, the United States Department of Labor and the United States Equal Employment Opportunity Commission (“EEOC”) or any other equivalent state government agency and, to the extent that any administrative charge has been or is filed with the EEOC or any other equivalent state government agency by or on Associate’s behalf, Associate agrees not to seek or in any way obtain or accept any monetary award, recovery or settlement therefrom and agrees that Associate understands that such limitation does not in any way restrict Associate’s ability to pursue such charge consistent with the confidentiality obligations in Paragraph 10 below.

1.Associate hereby releases and forever discharges the Company and its insurers, affiliates (including but not limited to Primo Water Corporation and Aquaterra Corporation), divisions, parents, subsidiaries, any merged entity or merged entities, prior and successor entities, and/or its and their present and former officers, partners, directors, employees, agents, shareholders and/or successors, assigns, trustees, heirs, administrators, executors, representatives and/or principals thereof (together referred to as “RELEASEES”), from all claims, actions, causes of action, lawsuits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, controversies, agreements, promises, claims, charges, complaints and demands whatsoever, whether in law or equity, known or unknown, against the RELEASEES, that Associate and the Associate’s heirs, executors, administrators, successors, and assigns, may now have or hereafter later determine that Associate has or had upon, or by reason of, any cause or thing whatsoever, including, but not limited to, claims arising under the Americans With Disabilities Act (“ADA”), the National Labor Relations Act (“NLRA”), the Fair Labor Standards Act (“FLSA”), the Equal Pay Act (“EPA”), the Employee Retirement Income Security Act of 1974, 29
U.S.C. §§ 1001 et seq., as amended including, but not limited to, breach of fiduciary duty and equitable claims brought under § 1132(a)(3) (“ERISA”), the Worker Adjustment and Retraining Notification Act (state or federal), as amended, Title VII of the Civil Rights Act of 1964, the Vocational Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Civil Rights Acts of 1866, 1871 and 1991, including Section 1981 of the Civil Rights Act, the Older Workers’ Benefit Protection Act (“OWBPA”), the Family Medical Leave Act (to the extent permitted by law), the Connecticut Fair Employment Practices Act, the Connecticut Family and Medical Leave Act, the Connecticut Statutes, the Official Code of Georgia (including but not limited to Title 34 of the Official Code of Georgia), the Georgia Constitution, the Georgia Equal Pay Equal Work Act, Georgia’s Sex Discrimination in Employment Act, Georgia’s Equal Employment for Persons with Disabilities Code, Georgia’s Common Day of Rest Act, Haleigh’s Hope Act, Georgia’s Smokefree Air Act, the Georgia Fair Employment Practices Act, and/or any other federal, state or local human rights, civil rights, wage-hour, pension, whistleblower, or labor law, rule, statute, regulation, constitution or ordinance and/or public policy, contract or tort law, or any claim of retaliation under such laws, or any claim of breach of any contract (whether express, oral, written or implied from any source), or any claim of intentional or negligent infliction of emotional distress, tortious interference with contractual relations, wrongful or abusive or constructive discharge, defamation, discrimination, failure to accommodate, interference with leave rights (including but not limited to family, medical, sick, or personal leaves), retaliation, harassment, failure

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to retain records, prima facie tort, fraud, negligence, loss of consortium, malpractice, breach of duty of care, breach of fiduciary duty or any action similar thereto against RELEASEES, including any claim for attorneys’ fees, expenses or costs based upon any conduct from the beginning of the world up to and including the Effective Date of this Agreement; provided, however, that

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Associate does not waive any right to file an administrative charge with the EEOC, subject to the condition that Associate agrees not to seek, or in any way obtain or accept, any monetary award, recovery or settlement therefrom; and further provided, however, that Associate does not waive any rights with respect to, or release the Company from, payments of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to Associate under the terms of the Company’s retirement, savings, deferred compensation and/or profit sharing plan(s) or any claims for state Disability or Workers’ Compensation benefits (except that Associate hereby releases and waives any claims that Associate’s termination was to avoid payment of such benefits or payments or that, as a result of Associate’s termination, Associate is entitled to additional benefits or payments); and further provided, however, that Associate does not release any claim of breach of the terms of this Agreement, subject to the confidentiality obligations in Paragraph 10 of this Agreement.

1.Thus, for the purpose of implementing a full and complete release and discharge of the RELEASEES, Associate expressly acknowledges that this general release is intended to include in its effect, without limitation, all claims which Associate does not know or suspect to exist in Associate’s favor at the time of execution hereof, and that this general release contemplates the extinguishment of any such claim or claims.

2.Associate agrees to immediately seek and obtain dismissal with prejudice of any complaint, lawsuit, action, cause of action, administrative charge, claim, controversy, demand, grievance or proceeding (unless such proceeding is a class action, in which case Associate agrees to “opt out” of the class and not participate in the class action and such proceeding is at or initiated by the EEOC) in the event that, for any reason, any complaint, lawsuit, action, cause of action, administrative charge, claim, controversy, demand, grievance or proceeding covered by Paragraphs 3 is pending or is instituted on Associate’s behalf, and to not, unless required by law to do so (and then subject to the terms of Paragraph 3 and Paragraph 4), testify, provide documents or otherwise participate or request others to participate on Associate’s behalf in any such proceeding or litigation arising therefrom or associated therewith, and, in no event, from any such source or proceeding whatsoever, to seek, or in any way obtain or accept any monetary award, recovery, settlement or relief therefrom. Associate’s obligation to dismiss and/or withdraw any and all complaints includes, but is not limited to, any complaint made internally to the Company or any of the RELEASEES – via any medium including, but not limited to, the Company’s Ethics Point hotline – either in Associate’s own name or anonymously, about any of the RELEASEES or any associate, employee, agent, or representative of any of the RELEASEES. Should Associate file or otherwise bring a claim in violation of Paragraph 3 or fail to seek and obtain such dismissal or withdrawal or “opt out” in accordance with the terms of this Agreement, Associate will, at the option of the Company, be considered in material breach of this Agreement.

3.Promise Not to Sue: A “promise not to sue” means you promise not to knowingly sue any RELEASEE in court. This is different from the General Release above. Besides releasing claims covered by that General Release, you agree never to knowingly sue any RELEASEE for any reason covered by that General Release. Despite this Promise Not to Sue, however, you may file suit to enforce this Agreement. If you sue a RELEASEE in violation of this Agreement, you shall be required to pay that RELEASEE’s reasonable attorneys’ fees and other litigation costs incurred in defending against your suit.

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1.Any and All Work-Related Injuries and Accidents Reported: By signing this Agreement, Associate affirmatively represents that as of the date of Associate signing this Agreement, Associate has already reported any and all work-related injuries that Associate has ever sustained, and/or accidents Associate has ever been involved in, during Associate’s employment with the Company, to the extent Associate had ever incurred any work-related injuries or been in involved in any work-related accidents.

i.Separation of Employment: Associate recognizes and agrees that Associate’s last day of
employment and effective termination date shall be    (“Termination Date”).
Associate further recognizes and agrees that Associate’s employment relationship with the Company and/or any of the other RELEASEES has been permanently and irrevocably severed. Accordingly, Associate agrees that Associate will not seek and hereby waives any claim for employment, reinstatement, re-employment, assignment or otherwise (as a full-time or part-time employee, temporary worker, independent contractor or consultant or any other position in which Associate receives payment either directly or indirectly from the Company) with the Company or any of its affiliated companies or any merged or acquired entity or entities, at any time in the future, and that, if offered such employment, re-employment, assignment or work, Associate will decline such offer, and that this Agreement shall be a complete bar to any such application for employment or re-employment; provided, however, that the terms and application of this paragraph may be waived in writing by a duly authorized representative of the employing entity at issue in its sole discretion, which writing makes specific reference to this Agreement. Associate agrees that any refusal to hire or engage Associate in the future shall be pursuant to the Parties’ mutual agreement embodied in this Agreement and shall not be actionable as unlawful in any way. Moreover, Associate agrees that as of Associate’s Termination Date, Associate will be deemed to have resigned all positions held by Associate with the Company and any of the RELEASEES as of the Termination Date, including any director or officer positions, and Associate agrees to execute written tenders of resignation as may be requested by the Company to evidence such resignations.

ii.Non-Disparagement and Employment Verification:

1.In addition to the non-disparagement terms of Associate’s Offer Letter (which shall survive this Agreement), Associate agrees to not disparage or impugn the reputation of any RELEASEE, and to not post any negative comments about any RELEASEE on any social media platform including any in-person, electronic, or online chatrooms or message boards (e.g., Facebook, Linked-In, Craigslist, AOL, etc.).

2.Associate and the Company also agree that, for employment verification purposes, Associate may direct prospective employers to the Company at the contact below and that the Company will confirm with the prospective employer only Associate’s dates of employment and last position held, without substantive commentary on Associate’s performance:

Human Resources
Primo Water Corporation
4221 Boy Scout Blvd., Suite 400
Tampa, FL 33607

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i.Return of Property:    Associate represents that Associate has returned to the Company all property belonging to the Company including, but not limited to, any proprietary or confidential information of the Company in Associate’s possession, custody or control. By signing this Agreement, Associate warrants that Associate has retrieved and returned all such property in Associate’s possession, custody or control. To the extent any Company property remains in the possession of Associate after Associate’s Termination Date and Associate fails to return such Company property within 3 business days of the Company demanding return of the property, Associate agrees that the Separation Payment shall be reduced by the cost to replace such Company property and that Associate waives any claim to entitlement of payment of that reduced amount.

ii.Ongoing Obligations Survive Termination: Associate understands, acknowledges and agrees that Associate has certain ongoing obligations including, but not limited to, obligations under the Company’s Code of Conduct (including, without limitation, obligations with regard to the confidentiality of trade secrets and confidential and proprietary information which Associate may have received during the course of Associate’s employment with the Company). Associate further agrees to continue to discharge Associate’s duty of confidentiality with respect to all trade secrets and confidential and proprietary information which Associate received by virtue of Associate’s employment with the Company. Additionally, Associate agrees that Associate has advised the Company of all facts of which Associate is aware that Associate believes may constitute a violation of the Company’s Code of Conduct and/or the Company’s legal obligations.

Associate also understands, acknowledges, and agrees that Associate has certain ongoing obligations as set forth in Associate’s Offer Letter, including but not limited to, confidentiality, non- competition, non-solicitation, and non-disparagement, which shall survive Associate’s termination and this Agreement, and shall remain in effect according to the terms of the Offer Letter.

iii.Payment of All Compensation Due: Associate warrants, represents, agrees and certifies that Associate has been paid and/or has received any and all compensation, salary, wages, overtime, regular straight time wages, minimum wages, bonuses, commissions, expense reimbursements, and/or benefits to which Associate is, was, may be, or may have ever been entitled from the Company and/or any other RELEASEES under any Canadian (federal or provincial) or U.S. federal, state, or local statute, law, or ordinance, or common law, or contract. Associate further agrees that Associate has been properly paid for all hours ever worked for the Company and that Associate regularly exercised significant discretion and independent judgment with respect to matters of significance throughout Associate’s employment with the Company.

iv.Cooperation: The Company or other RELEASEE(S) may be, or may become, involved in disputes with third parties or regulatory/governmental agencies concerning matters relating to Associate’s employment or former employment or current or former areas of responsibility at the Company, including its parent company or subsidiaries. In such event, Associate agrees to promptly and diligently cooperate with the Company in any manner reasonably requested or directed by the Company, including without limitation: (i) consulting with the Company regarding any of Associate’s job duties and activities; and (ii) cooperating with the Company in connection with any current or future investigation, litigation, audit, or other legal matter, including but not limited to meeting with and fully answering the questions of the Company or its attorneys, representatives, or agents, and

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truthfully testifying and preparing to testify at any deposition, trial, or other proceeding without subpoena. The

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Company shall endeavor to schedule such assistance so that it does not unreasonably interfere with Associate’s prior business or personal commitments and Associate shall be reimbursed for reasonable out of pocket expenses associated with such cooperation, but Associate will not be reimbursed for Associate’s time.

i.Confidentiality of Agreement:
1.Associate agrees that with respect to confidentiality, as of the date of this Agreement, Associate has not disclosed and will not disclose to or cause to be disclosed to, directly or indirectly, any person including, but not limited to, members of the general public and representatives of the media, the existence of or terms of this Agreement. Associate and the Company agree that confidentiality of this Agreement is mutually beneficial and Associate specifically prefers to keep this Agreement confidential.

2.As an exception to this provision, but subject to the terms of Paragraph 10 of this Agreement, it is understood that Associate may disclose information concerning the amount of the Separation Payment to Associate’s counsel, tax preparer, and to members of Associate’s immediate family; provided, however, that any and all such individuals are alerted to and agree to be bound by this restriction.

3.This Agreement shall not be filed with any court or agency, unless necessary to enforce either of their terms, and shall remain forever confidential as described in Paragraph 10 of this Agreement. Associate and the Company agree that this Agreement may be used only as evidence in a subsequent proceeding in which Associate or the Company and/or RELEASEE(S) allege a breach of this Agreement. Should any party file a claim or action to enforce the terms of this Agreement, such party shall seek the full protection of the applicable court or other forum to provide for and protect the confidentiality of this Agreement.

4.Should Associate be required by law, legal process or subpoena to provide information related either to Associate’s former employment at the Company or to anyone else’s employment at the Company including its parent company and subsidiaries, Associate shall, in advance of providing any response to such law, legal process or subpoena, and within four (4) days of Associate’s receipt of notice of such law, legal process or subpoena, provide written notice by certified mail to the contact below (along with a copy sent by e-mail) of such law, legal process or subpoena such that RELEASEE(S) may seek to assert its or their rights and interests in connection therewith:

Employment Counsel Primo Water Corporation
4221 Boy Scout Blvd., Suite 400
Tampa, FL 33607

5.Should Associate be contacted by any person or entity seeking information or testimony in connection with Associate’s or any other individual’s assignment, work, duties, activities or employment at the Company (including knowledge that Associate came into possession of by virtue of or in connection with Associate’s work, duties activities or employment at the Company), Associate shall, prior to providing that information or testimony, to the extent lawfully permitted, advise the

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Company that such information or testimony is sought and cooperate with the Company and its counsel in connection with the request for such information or testimony.

1.Nothing in this Agreement shall prohibit or restrict Associate from: (i) providing information to or otherwise assisting in, an investigation by Congress, the EEOC, the Securities and Exchange Commission (“SEC”) or any other Canadian (federal or provincial) or U.S. federal regulatory or law enforcement agency or self-regulatory organization (“SRO”); or (ii) testifying, participating, or assisting in a proceeding relating to an alleged violation of any Canadian (federal or provincial) or U.S. federal law relating to fraud or any rule or regulation of the SEC or any SRO.

2.Associate understands and agrees that should Associate (or Associate’s attorneys, tax preparer or any members of Associate’s immediate family) violate the confidentiality requirements set forth in Paragraph 10, Associate shall be deemed to have materially breached this Agreement, and Associate shall be responsible for liquidated damages in the amount of all monies paid by the Company pursuant to Paragraph 1 and the Company’s costs and expenses including, without limitation, the Company’s attorneys’ fees, in bringing an action to recover damages or to seek injunctive relief. Associate further understands and agrees that the monetary relief referred to herein shall not be sufficient or adequate to address damages occasioned by such breach and shall not be a bar to the Company’s pursuit of any other relief including, but not limited to, injunctive and equitable relief.

i.Acknowledgement of Consideration: Associate understands and acknowledges that, but for this Agreement, Associate is not, and would not be, entitled to the Separation Payment or benefits provided for in this Agreement under any of the Company’s or its parents’, affiliates’ or subsidiaries’ personnel policies or practices, that the payments and other benefits set forth in this Agreement constitute consideration and are accorded in exchange for Associate’s agreement to the terms and conditions set forth in this Agreement and are in full and final settlement of any and all claims which Associate has, had, may have and/or may have had against RELEASEES as of the date hereof, and that the Company’s obligations under this Agreement are in lieu of any and all other amounts or benefits to which Associate might be, might have been or is now entitled to receive from RELEASEE(S) upon any claim whatsoever, including any claim for severance, bonus payment, or expense reimbursement; provided, however, Associate does not release the Company from payment of any and all benefits and/or monies earned, accrued, vested and/or otherwise owing, if any, to Associate under the terms of the retirement and savings incentive plans of the Company, or their parent, affiliates or subsidiaries, except that Associate hereby releases and waives any claims that Associate’s termination was to avoid payment of such benefits and/or payments or that, as a result of Associate’s termination, Associate is entitled to additional benefits or payments.
ii.Governing Law and Choice of Venue: The Parties further agree that this Agreement will be governed by the laws of the State of Georgia, to the extent not preempted by federal law, and the parties will submit to the jurisdiction of the state and/or federal courts located within Tampa, Florida for the resolution of any dispute which may arise hereunder and that the parties waive any right they may have to trial by jury in any such dispute.

iii.Effect of Invalidation of a Provision of this Agreement: The Parties further agree that if any of the provisions, terms, clauses, waivers and releases of claims and rights contained in this Agreement are declared illegal, unenforceable or ineffective in a legal forum of competent jurisdiction,

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such provisions, terms, clauses, waivers and releases of claims or rights shall be modified, if possible, in

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order to achieve, to the extent possible, the intentions of the Parties, and, if necessary, such provisions, terms, clauses, waivers and releases of claims and rights shall be deemed severable, such that all other provisions, terms, clauses, waivers and releases of claims and rights contained in this Agreement shall remain valid and binding upon both Parties; provided, however, that notwithstanding any other provision of this Agreement, if any portion of the waiver or release of claims or rights or the confidentiality terms is held to be unenforceable, the Company, at its option, may seek modification or severance of such portion or terminate the Agreement and/or consider the Agreement null and void.

i.Modification: The Parties further agree that this Agreement may not be altered, amended, modified, superseded, canceled or terminated except by an express written agreement duly executed by all the Parties or their attorneys on their behalf, which makes specific reference to this Agreement.

ii.Complete Negotiated Agreement Between the Parties: This Agreement set forth the entire agreement between the Parties, and fully supersede any and all prior agreements or understandings between them pertaining to the subject matter thereof (subject to Paragraph 7 above). The Parties agree that this Agreement is a negotiated agreement because it is voluntary, deliberate, and informed, provides consideration of value to Associate, and Associate has been given notice and an opportunity to retain an attorney or is represented by an attorney.

iii.Opportunity to Review, Knowing and Voluntary Release, and Revocation Right: Associate understands and agrees that:

1.Associate has been provided a full and fair opportunity, indeed a full twenty-one
(21) days after receipt of this Agreement, within which to review, consider, and negotiate this Agreement, and Associate’s execution and return of this Agreement prior to the expiration of this review period shall constitute a knowing and voluntary waiver of the days remaining in the review period provided;
2.Associate has been advised to consult with an attorney which Associate may freely choose prior to executing this Agreement to decide whether to sign this Agreement and accept the benefits that have been offered to Associate under this Agreement;

3.Associate may revoke Associate’s execution of this Agreement within seven (7) days of Associate’s execution by hand delivering written notice of revocation that specifically and expressly references this Agreement to the Company contact provided in Paragraph 10(d) above;

4.Associate has carefully read and fully understands the provisions of this negotiated Agreement;

5.Associate is, through and in accordance with the terms set forth in this Agreement, releasing RELEASEES from any and all claims Associate has or may come to have against the RELEASEES;

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6.Associate knowingly and voluntarily agrees to all the terms set forth in this negotiated Agreement, without duress, coercion or undue influence;

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1.Associate is not waiving any rights or claims that may arise after this Agreement is executed; and

2.Associate is, by reason of this Agreement and the release of claims herein, receiving from the Company good and sufficient consideration in addition to anything of value to which Associate is already entitled.

i.Effective Date: Associate understands and agrees that – assuming Associate timely returns this Agreement fully initialed, executed, and notarized – by virtue of the seven-day revocation period provided in Paragraph 16(c) and assuming Associate does not revoke Associate’s acceptance, this Agreement shall become effective as to Associate as of the eighth day following the date on which Associate timely executes this Agreement (the “Effective Date”), and thereafter Associate may not change Associate’s decision or seek any other remuneration in any form.

ii.Execution in Counter-Parts and Delivery of Agreement: The Parties agree that this Agreement may be executed in counter-parts, with the same force and effect as if executed by all Parties on the same paper. The Parties further agree that Associate shall submit this executed and notarized Agreement to the two contacts listed below with a scanned copy sent to both via email:

Human Resources Primo Water Corporation 4221 Boy Scout Blvd., Suite 400 Tampa, FL 33607	Employment Counsel Primo Water Corporation 4221 Boy Scout Blvd., Suite 400 Tampa, FL 33607

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To signify their agreement to the terms of this Agreement, the Parties have executed this Agreement on the date beside their signatures which appear below.

(TO BE SIGNED NO EARLIER THAN YOUR EFFECTIVE TERMINATION DATE)

Dated:     ,
David Muscato

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STATE OF
)
)    ss.:

COUNTY OF    )

On this    day of     ,    before me personally came    known to me to be the individual described herein, and who executed the foregoing Agreement.

Notary Public

Dated:     ,
DS Services of America, Inc.

By:

Title:

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